Exhibit 10.6

                                 AMENDMENT NO. 1 TO
                         2000 FLIGHT SIMULATOR TECHNICIANS
                          NON-QUALIFIED STOCK OPTION PLAN

      SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), hereby formulates and adopts this Amendment No. 1 to the Company's 2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (the "Plan") effective June 25, 2003.

      1. The first sentence of Paragraph 6 is hereby amended to change the date therein from November 1, 2008 to November 1, 2010.

      2. Clause (b)(1) of Paragraph 7 is hereby amended to read as follows:

            "(1) November 1, 2008, or, with respect to options granted pursuant to paragraph 3(f), such date as may be designated by the Compensation Committee of the Board of Directors of the Company, or such other committee as may be appointed by the Board, but not later than November 1, 2010.

      3. Paragraph 3 is hereby amended to add a new subparagraph (f) to read as follows:

            "(f) In addition to the grants currently described in Exhibit A, the Compensation Committee of the Board of Directors of the Company, or such other committee as may be appointed by the Board, may grant options from time to time to persons eligible to receive options under the Plan in such Committee's discretion or as agreed to between the Company and the collective bargaining representative of the eligible employees."

      4. Except as expressly amended hereby, the Plan shall remain in full force and effect.